Exhibit (a)(1)(N)

27 November 2012

Dear Schiff Associates,

I am happy to report that on November 21st, we signed a merger agreement for Schiff Nutrition to be acquired by Reckitt Benckiser for $42 per share, which values the company at approximately $1.4 billion. Reckitt Benckiser is one of the world’s leading consumer products companies, and Schiff provides them an entry into the nutritional supplement category with leading brands MegaRed®, Move Free®, Airborne®, and Digestive Advantage®. I believe this is a great outcome for our stockholders and testament to your hard work.

The Reckitt Benckiser offer is $8 per share higher than the previous offer from Bayer, which agreement we terminated. Many of the components of the previous offer, including the employee protections under our change of control severance plan, remain in place. Of course, until the transaction closes, we remain independent publicly traded companies and must operate as such.

Our focus remains providing consumers high quality nutritional supplements and our customers excellent service. Together, we have built a wonderful company through strong execution on our growth strategy building premium brands, leading innovation, expanding the channel and geographic footprint of the company, pursuing acquisitions, and driving world class operations.

Thank you again for your hard work. This is an exciting time for Schiff Nutrition, and I look forward to providing additional updates in the future.

Best,

Forward Looking Statements

Statements herein regarding the proposed transaction between Reckitt Benckiser and Schiff, future financial and operating results and any other statements about future expectations constitute “forward looking statements.” These forward looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions. Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the parties’ ability to satisfy the conditions to the consummation of the proposed transaction and other conditions set forth in the Merger Agreement entered into by the parties on November 21, 2012, the timing of the proposed transaction, the effects of disruption from the transactions on Schiff’s business and the fact that the announcement and pendency of the transaction may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners, the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability and potential delay and other risks and uncertainties pertaining to the business of Schiff, including the risks detailed in Schiff’s public filings with the Securities and Exchange Commission (the “SEC”), including Schiff’s most recent Annual Report on Form 10-K for the year ended May 31, 2012 and Quarterly Reports on Form 10-Q and in other periodic reports and filings with the SEC from time to time. The reader is cautioned not to unduly rely on these forward-looking statements. Schiff expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Schiff; in addition, no proxies will be solicited in connection with the proposed transaction. Reckitt Benckiser and its wholly owned subsidiary have filed a tender offer statement with the SEC on Schedule TO, and will mail an Offer to Purchase, Letter of Transmittal and related documents to Schiff stockholders. Schiff has filed with the SEC, and will mail to Schiff stockholders a Solicitation/Recommendation Statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of Schiff are urged to read them carefully when they become available. These documents will be available at no charge at the SEC’s website at www.sec.gov. The Offer to Purchase, Letter of Transmittal and other related materials may be obtained for free by directing a request to MacKenzie Partners, Inc., Reckitt Benckiser’s Information Agent, at 800-322-2885 (toll-free) or at +1-212-929-5500 (call collect).